PTC Announces Fiscal fourth Quarter and fiscal 2020 Results

BOSTON, MA, October 28, 2020 - PTC (NASDAQ: PTC) today reported financial results for its fiscal fourth quarter and fiscal year ended September 30, 2020.

“Continued solid execution by our global team overcame challenges related to the ongoing pandemic, leading to strong bookings in our fourth quarter. The pandemic has helped customers recognize the value PTC can unlock through our digital transformation solutions – from enabling global team collaboration across the product development process, to remote asset management, to remote support and front-line worker training, to the growing importance of SaaS-based technologies,” said James Heppelmann, President and CEO, PTC.

“We believe that our fourth quarter performance and robust pipeline points to a promising start to our fiscal 2021, despite ongoing macro uncertainty. While consensus around the timing and shape of a broader economic recovery remains uncertain, it is clear that PTC is very well positioned to continue to drive new innovations across our product portfolio, enable significant customer value in the new normal, and deliver strong sustainable growth,” concluded Heppelmann.

Fourth quarter and fiscal year 2020 highlights1

Key operating and financial highlights are set forth below. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

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ARR was $1.27 billion.  Year-over-year growth of 14%, or 11% in constant currency, reflects solid performance in our Core and Growth businesses, in our global channel, and, as expected, contribution from our Rockwell Automation Strategic Alliance.

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Revenue was $391 million in Q4’20 and $1,458 million in FY’20.  Q4’20 growth of 17% compared to Q4’19, and FY’20 growth of 16% compared to FY’19, was driven by strength across our Core and Growth businesses, as well as the impact of ASC 606 and related business policy changes.

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Cash flow from operations was $34 million in Q4’20, compared to $55 million in Q4’19, partly reflecting the impact of interest payments in Q4’20. For FY’20, cash flow from operations was $234 million, compared to $285 million in FY’19. Free cash flow was $29 million in Q4’20, compared to $50 million in Q4’19. For FY’20, free cash flow was $214 million, compared to $221 million in FY’19, and guidance of approximately $210 million.

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Operating margin was 17% in Q4’20 compared to 14% in Q4’19; non-GAAP operating margin was 32% in Q4’20, compared to 24% in Q4’19. Operating margin was 14% in FY’20, compared to 5% in FY’19; non-GAAP operating margin was 29% in FY’20, compared to 20% in FY’19.

•	Total cash, cash equivalents, and marketable securities as of the end of Q4’20 was $335 million; total gross borrowings as of the end of Q4’20 was $1.0 billion.

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We include operating and non-GAAP financial measures in our operational highlights. The definitions of these items and reconciliations of Non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

Fiscal 2021 Outlook

“PTC’s solid financial performance throughout this challenging economic environment reflects the value our customers see in our solutions coupled with the benefits of our subscription transition, which is now officially in the rear-view mirror. Looking forward, we remain committed to delivering attractive FY’21 ARR with significant operating and free cash flow growth.” said Kristian Talvitie, EVP and CFO, PTC.

Fiscal 2021 Guidance

Our fiscal 2021 financial outlook includes the following assumptions:

•	Macroeconomic conditions related to the COVID-19 crisis remain stable near-term with conditions improving in the second-half of FY’21.
•	Churn improves approximately 100 bps at the midpoint of guidance.
•	ARR growth includes a ~2% headwind from lower backlog for FY’21 exiting FY’20, resulting primarily from COVID-19-related bookings pressure in FY’20.
•	ARR YoY growth rates, on a constant currency basis, are expected to be approximately linear each quarter throughout FY’21.
•	Revenue growth decelerates in FY’21 reflecting the impact of ASC 606 and related business policy changes that benefited revenue in FY’20.
•	FY’21 operating expense growth of approximately 10% YoY, reflecting headcount additions, higher variable compensation, travel, and marketing expenses.
•	GAAP tax rate is expected to be 20%, Non-GAAP tax rate is expected to be ~19%.
•	Operating cash flow and free cash flow tailwinds of approximately $60 million, reflecting lower restructuring, interest-related, and acquisition-related cash expenditures.

In millions except per share amounts	FY’21Guidance	YoY
ARR	$1,385 - $1,420	9% - 12%
Cash from Operations	~$365	~55%
Free cash flow (1)	~$340	~60%
Revenue	$1,550 - $1,600	6% - 10%
GAAP Operating Margin	13% - 14%	~flat
Non-GAAP Operating Margin (2)	28% - 29%	~flat
GAAP EPS	$1.71 - $1.91	53% - 71%
Non-GAAP EPS (2)	$2.65 - $2.85	3% - 11%

(1)	Cash from operations and free cash flow include ~$15 million of restructuring payments, and free cash flow is net of capital expenditures of ~$25 million.
(2)	The FY’21 non-GAAP guidance excludes the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known or reflected).

In millions	FY’21

Intangible asset amortization expense	$53
Stock-based compensation expense	$175
Total Estimated Pre-Tax GAAP adjustments	$228

PTC’s Fiscal Fourth Quarter and Fiscal Year 2020 Results Conference Call, Prepared Remarks and Data Tables

Prepared remarks and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, October 28, 2020.

To access the live webcast, we recommend you visit PTC’s Investor Relations website at investor.ptc.com 15 minutes before the scheduled start time to download any necessary audio or plug-in software, and the accompanying Prepared Remarks document.

To participate in the live conference call, dial 866-987-6881 or 270-215-9571 and provide the conference ID: 6168834. The call will be recorded, and replay will be available via webcast on PTC’s Investor Relations website.

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides non-GAAP supplemental financial information to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our financial results and such items often recur. Management uses, and investors should consider, non-GAAP financial measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: fair value of acquired deferred revenue, fair value adjustment to deferred services cost, stock-based compensation, amortization of acquired intangible assets, acquisition-related and other transactional charges included in general and administrative costs, restructuring and other charges, debt early redemption premium and write-off of issuance costs associated with the extinguished debt and income tax adjustments.  We exclude the debt early redemption premium because, although paid in cash in May 2020, it was not modelled in our guidance for the year; excluding it enables investors to view our results in the context of our guidance.  Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Free Cash Flow - PTC also provides information on “free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 50% of our free cash flow to shareholders via stock repurchases.  As a reminder, we suspended the share repurchase program for FY’20.  Free cash flow is net cash provided by (used in) operating activities less capital expenditures.  Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency Metric - We present CC information for revenue, EPS, and ARR to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC revenue, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2019, excluding the effect of any hedging, rather than the actual exchange rates in effect during that period.

Operating Measure

ARR - To help investors understand and assess the performance of our business as an on-premise subscription company we provide an ARR (Annual Run Rate) operating measure.  ARR represents the annual value of our portfolio of active renewable customer contracts as of the end of the reporting period, including subscription software, cloud, and support contracts. ARR includes IoT and AR orders placed under our Strategic Alliance Agreement with Rockwell Automation and includes orders placed to satisfy contractual quarterly minimum commitments. We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from new customers, existing customer renewals and expansions, and includes the impact of churn, which reflects gross churn, offset by the impact of any pricing increases. Because this measure represents the annual value of renewable customer contracts as of the end of a reporting period, ARR does not represent revenue for any particular period or remaining revenue that will be recognized in future periods.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our future financial and growth expectations and targets, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include: the COVID-19 pandemic impact on the global macroeconomic environment and our business could be more severe and prolonged than we expect; customers may delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us due to the COVID-19 pandemic, all of which would adversely affect ARR and our financial results, including cash flow; the macroeconomic and/or global manufacturing climates may deteriorate further and/or economic conditions might not improve in the second half of FY`21as our current plans assume; our businesses, including our Internet of Things (IoT), Augmented Reality and Onshape businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt those technologies than we expect or if they adopt competing technologies; orders associated with minimum purchase commitments under our Strategic Alliance Agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers, which could cause the ARR associated with those orders to churn in the future; our strategic initiatives and investments may not generate the revenue or ARR we expect.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC enables global manufacturers to realize double-digit impact with software solutions that enable them to accelerate product and service innovation, improve operational efficiency, and increase workforce productivity. In combination with an extensive partner network, PTC provides customers flexibility in how its technology can be deployed to drive digital transformation – on premises, in the cloud, or via its pure SaaS platform. At PTC, we don’t just imagine a better world, we enable it.

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PTC Investor Relations Contacts

Tim Fox
tifox@ptc.com

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